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                                       FOR:      TRANSPRO, INC.

                                       CONTACT:  Timothy E. Coyne
                                                 Vice President - Finance
                                                 (203) 401-6452
FOR IMMEDIATE RELEASE
                                                 Morgen-Walke Associates
                                                 Investor Relations:
                                                 Gordon McCoun, Eric Boyriven
                                                 Media Contact: Jennifer Kirksey
                                                 (212) 850-5600


       TRANSPRO, INC. ANNOUNCES SEARCH FOR SUCCESSOR TO PRESIDENT AND CEO

         NEW HAVEN, CONNECTICUT, September 25, 2000 -- TransPro, Inc. (NYSE:TPR) announced that it has begun a search for a successor to Henry P. McHale, age 62, who will be resigning from his positions as President and Chief Executive Officer and a Director of the Company effective December 31, 2000 to pursue other opportunities. Mr. McHale joined the Company in 1992 as President and Chief Executive Officer of GO/DAN Industries and has been in his current capacities since 1995.

A committee has been formed by TransPro's Board of Directors to immediately commence the search for Mr. McHale's successor. Mr. McHale has committed to continue in his current position until year-end to allow time to choose his successor and effect an orderly transition of duties.

Barry R. Banducci, Chairman of the Board of TransPro, commented: "We would like to thank Hank for his substantial contribution to TransPro in establishing it as a stand-alone publicly-traded company, and forging the strategic vision and platform for us to pursue the opportunities that we see in the automotive Aftermarket. By mutual agreement between Hank and the Company, we have begun a search for an accomplished executive with a strong background in the Aftermarket and OEM automotive fields to lead TransPro forward as CEO."

         TransPro, Inc. is a manufacturer and supplier of heat transfer components and systems for a variety of Aftermarket and OEM automotive, truck and industrial applications.
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TRANSPRO ANNOUNCES SEARCH FOR SUCCESSOR TO CEO                            PAGE 2


FORWARD-LOOKING STATEMENTS

         Statements included in this news release which are not historical in nature are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company's Annual Report on Form 10-K contains certain detailed factors that could cause the Company's actual results to materially differ from forward-looking statements made by the Company. In particular, statements relating to the future financial performance of the Company are subject to business conditions and growth in the general economy and automotive and truck business, the impact of competitive products and pricing, changes in customer product mix, failure to obtain new customers or retain old customers or changes in the financial stability of customers, changes in the cost of raw materials, components or finished products and changes in interest rates.




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